    As filed with the Securities and Exchange Commission on October 30, 2001
                                                              File No. 333-43723
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                     ______


                              ARCHSTONE-SMITH TRUST
             (Exact name of registrant as specified in its charter)

                                    MARYLAND
                          (State or other jurisdiction
                        of incorporation or organization)
                                  84-1592064
                      (I.R.S. Employer Identification No.)

                            7670 South Chester Street
                                    Suite 100
                               Englewood, Colorado

(Address of principal executive offices)

                                      80112
                                   (Zip Code)

               Registrant's telephone number, including area code:
                                 (303) 708-5959

                              ARCHSTONE-SMITH TRUST
                          401(K) SAVINGS PLAN AND TRUST
                            (Full title of the plan)

                              Caroline Brower, Esq.
                    Senior Vice President and General Counsel
                            7670 South Chester Street
                                    Suite 100
                            Englewood, Colorado 80112
                                 (303) 708-5959
                               (Agent for Service)

                                EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-43723) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the completion by Archstone Communities Trust, a Maryland real estate investment trust ("Archstone"), of a corporate reorganization through which Archstone became a wholly owned subsidiary of Archstone-Smith Trust, a Maryland real estate investment trust ("Archstone-Smith"). The restructuring was effected pursuant to Articles of Merger that were filed with and accepted by the State Department of Assessments and Taxation of the State of Maryland. Pursuant to the Articles of Merger, Archstone Merger Subsidiary Inc., a subsidiary of Archstone-Smith, was merged with and into Archstone with Archstone as the surviving entity. The shareholders of Archstone approved the merger and restructuring at a special meeting of shareholders that was held on October 29, 2001. By virtue of the merger, each issued and outstanding common share (including the accompanying preferred share purchase right), Series A preferred share, Series C preferred share and Series D preferred share of Archstone was automatically converted into one common share (including the accompanying preferred share purchase right), one Series A preferred share, one Series C preferred share and one Series D preferred share of Archstone-Smith, respectively. As a result, each holder of common shares, Series A preferred shares, Series C preferred shares and Series D preferred shares of Archstone became the owner of the same number and type of shares of Archstone-Smith.

        In accordance with paragraph (d) of Rule 414 under the Securities Act, Archstone-Smith expressly adopts this registration statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The applicable registration fees were paid at the time of the original filing of this registration statement.

                                     Part II


                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by reference.

The following documents, which have heretofore been filed by Archstone-Smith Trust (the "Trust" or "Registrant") with the Securities and Exchange Commission or assumed by the Trust as the successor issuer to Archstone Communities Trust are incorporated by reference herein and shall be deemed to be a part hereof:

         (a) Form 10-K for the year ended December 31, 2000 filed by Archstone Communities Trust;

         (b) Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 filed by Archstone Communities Trust;

         (c) Form 8-K filed February 16, 2001, June 19, 2001, September 4, 2001 and October 9, 2001 (each filed by Archstone Communities Trust); and

         (d) The description of the Trust's Common Shares (including the related preferred share purchase rights) contained in the Trust's registration statement on Form 8-A filed on October 26, 2001.

All documents subsequently filed by the Trust pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the Common Shares registered hereunder will be passed upon for the Trust by the law firm of Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has represented and is currently representing the Trust and certain of its affiliates.

Item 6.  Indemnification of Directors and Officers.

         Article IV, Section 10 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to indemnification of
Trustees:

         "The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings."

         Article IV, Section 9 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

         "To the maximum extend that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 9, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

         Article VIII, Section 2 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the indemnification of officers and employees:

         "The Trust shall indemnify each officer and employee, and shall have the power to indemnify each agent, of the Trust to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings."

         Article VIII, Section 1 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of officers:

         "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

         The registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under
Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling
Archstone-Smith under the foregoing provisions, Archstone-Smith has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Index to Exhibits.

Item 9.  Undertakings.

A.  Rule 415 Offering.
    -----------------

The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                      Provided, however, that paragraphs (A)(1)(i) and
                      --------  -------
                      (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.        Filings Incorporating Subsequent Exchange Act Documents by Reference.
          --------------------------------------------------------------------

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.        Indemnification of Directors and Officers.
          -----------------------------------------

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's charter or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints R. Scot Sellers, Caroline Brower and Charles E. Mueller, Jr., and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, to sign a registration statement filed with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or nominee, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on October 29, 2001.

                                     ARCHSTONE-SMITH TRUST

                                     By /s/ R. Scot Sellers
                                       -------------------------
                                       R. Scot Sellers
                                       Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities indicated on October 29, 2001.

--------------------------------------------------------------------------------
                      Signature                           Title
                      ---------                           -----
--------------------------------------------------------------------------------
 /s/ R. Scot Sellers                       Chairman and Chief Executive Officer
 ------------------------
               R. Scot Sellers             (Principal Executive Officer)

--------------------------------------------------------------------------------
 /s/ Charles E. Mueller, Jr.               Chief Financial Officer
 ---------------------------
           Charles E. Mueller, Jr.         (Principal Financial Officer)

--------------------------------------------------------------------------------
 /s/ William Kell                          Controller and Senior Vice President
 ----------------------------------
                                           (Principal Accounting Officer)
                William Kell

--------------------------------------------------------------------------------
 /s/ James A. Cardwell*                    Trustee
 -------------------------------

              James A. Cardwell

--------------------------------------------------------------------------------
 /s/ Ned S. Holmes                         Trustee
 ---------------------------

                Ned S. Holmes

--------------------------------------------------------------------------------
 /s/ James H. Polk, III                    Trustee
 ----------------------
             James H. Polk, III

--------------------------------------------------------------------------------

 /s/ John M. Richman                       Trustee
 -------------------
               John M. Richman

--------------------------------------------------------------------------------
 /s/ John C. Schweitzer*                   Trustee
 --------------------------------

              John C. Schweitzer
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


*By:  /s/ R. Scot Sellers
      ---------------------------------
            Attorney-in-fact

                                INDEX TO EXHIBITS
                                -----------------

Exhibit
Number          Description of Document
------          -----------------------

4.1 Form of Amended and Restated Declaration of Trust of Archstone-Smith Trust (incorporated by reference to Exhibit 2.1(d) to Archstone Communities Trust's Current Report on Form 8-K filed with the SEC on June 19, 2001).

4.2 Form of Amended and Restated Bylaws of Archstone-Smith Trust incorporated by reference to Exhibit 2.1(e) to Archstone Communities Trust's Current Report on Form 8-K filed with the SEC on June 19, 2001).

4.3 Rights Agreement, dated as of August 31, 2001, by and between Archstone-Smith Trust and Mellon Investor Services LLC, including the form of rights certificate (incorporated by referenced to Exhibit 3.13 to the Registrant's Registration Statement on Form S-4 (File No. 333-63734)).

4.4 Archstone Communities Trust 401(K) Savings Plan and Trust (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form S-8 (File no. 333-43723) filed by Security Capital Pacific Trust).

4.5 Amendment No. 1 to Archstone Communities Trust 401(K) Savings Plan and Trust (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 (File no. 333-60817) filed by Archstone Communities Trust).

5               Opinion of Mayer, Brown & Platt.

15              Letter regarding unaudited interim financial information.

23.1 Consent of Mayer, Brown & Platt (included in its opinion filed as Exhibit 5 hereto).

23.2            Consent of KPMG LLP.

24.1*           Power of Attorney for R. Scot Sellers, William Kell, James A.
                Cardwell and John C. Schweitzer.

24.2 Power of Attorney for Charles E. Mueller, Jr., Ned S. Holmes, James H. Polk, III and John M. Richman (included on page II-5).

____________________

*Previously filed.